Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

T-Mobile US, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share, of T- Mobile US, Inc.	Rule 457(c)	3,264,952	$163.76	$534,668,539.52	0.00014760	$78,917.08

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

	Total Offering Amounts							$ 78,917.08

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$78,917.08

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the securities act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock on April 30, 2024, as reported on The Nasdaq Stock Market LLC.